[LOGO]Republic New York Corporation
News Release

For Immediate Release
NYSE Symbol: RNB
To request release by e-mail: maria.alba@rnb.com

Press Contact: J. Phillip Burgess  (212) 525-6597
Investor Contact: Stephen J. Saali (212)525-5593
               Press Releases: http://www.rnb.com

                       REPUBLIC NEW YORK CORPORATION
                 ANNOUNCES FOURTH QUARTER RESULTS UP 18.2%
                           21% DIVIDEND INCREASE


New York - January 15, 1997: Republic New York Corporation announced its fourth quarter results today and noted the following highlights during the quarter:

o Net income for the fourth quarter of 1996 was $108.5 million, up from $94.9 million in the fourth quarter of 1995. Fully diluted earnings per common share rose 18.2 percent to $1.82 in the fourth quarter of 1996, compared to $1.54 in the fourth quarter of the previous year.

o The board of directors approved a 21-percent increase in the quarterly dividend on common stock to 46 cents from 38 cents per share. The dividend is payable April 1, 1997, to stockholders of record on March 15, 1997. The board has also approved a dividend reinvestment plan for shareholders of common stock, which should be available beginning with the dividend payable April 1, 1997.

o For the full year 1996, net income was $418.8 million, compared to $288.6 million last year. Net income in 1995 reflected a pre-tax provision of $120 million ($78 million after tax) related to a corporate-wide restructuring program. Fully diluted earnings per common share were $6.97 in 1996, compared to $4.59 in 1995.

o Net interest income rose to $250.7 million in the fourth quarter of 1996, compared to $210.1 million in the fourth quarter of 1995 and $246.5 million in the third quarter of 1996.

o In the fourth quarter, the corporation repurchased approximately 249,000 shares of common stock. The corporation has repurchased approximately 1.3 million shares out of the current authorization to repurchase up to 2 million shares of common stock.

o During the fourth quarter, subsidiary trusts of the corporation sold $350 million of capital securities which qualify as Tier 1 capital. A portion of the proceeds will be used to redeem, on or after February 27, 1997, all 4 million outstanding shares of $1.9375 cumulative preferred stock with an aggregate stated value of $100 million. During the fourth quarter of 1996, the corporation redeemed $19.2 million of a remarketed preferred stock issue and intends to redeem the remaining balance of this issue with an aggregate stated value of $55.8 million during the first quarter of 1997.

o The board also declared dividends of 33.3871 cents per depositary share representing the adjustable rate cumulative preferred stock and
     45.3125 cents per share on the $1.8125 cumulative preferred stock. The dividends are payable April 1, 1997, to stockholders of record on March 15, 1997. A partial dividend of 30.1389 cents per share was declared on the $1.9375 cumulative preferred stock and will be paid on the redemption date.

o In the fourth quarter, the corporation began operations in its commercial banking subsidiaries in Moscow and Sao Paulo. Both subsidiaries will focus on activities in the local capital markets, and the Brazil operation will also work to facilitate trade transactions for international corporations. The Federal Reserve Board has approved the establishment of a Republic branch office in Taipei. The branch is expected to begin operations during the first quarter of 1997, pending approval from local authorities.

Net interest income

Net interest income on a fully taxable equivalent basis was $258.1 million in the fourth quarter of 1996, compared to $218.4 million in the fourth quarter of 1995 and $254.4 million in the third quarter of 1996. Average interest-earning assets rose to $41.9 billion in the fourth quarter of 1996, compared to $34.7 billion in the fourth quarter of 1995 and $41.0 billion in the third quarter of 1996. These increases reflected the additional interest-earning assets acquired from CrossLand in the first quarter of 1996, the investment of the proceeds of deposit liabilities acquired in other transactions completed during the first nine months of 1996 and an increase in investment securities funded by deposits in foreign offices and short-term borrowings. Net interest income in the fourth quarter of 1995 included a one-time increase of $5.9 million as a result of converting financial reporting for certain operations to a current basis. The net interest rate differential was 2.45 percent in the fourth quarter of 1996, compared to 2.50 percent in the fourth quarter of 1995 and 2.47 percent in the third quarter of 1996.

Net interest income on a fully taxable equivalent basis was $994.1 million for the full year 1996, compared to $854.2 million in 1995. This increase is due to an increase in average interest-earning assets to $40.0 billion in 1996 from $32.7 billion in 1995, which more than offset the decline in the net interest rate differential to 2.48 percent in 1996 from 2.61 percent in 1995. The sources of the volume increases are described in the prior paragraph.

Provision for credit losses

The total allowance for possible credit losses is available to absorb any credit losses in the corporation's portfolio. The following table presents certain information relating to the provision and allowance for credit losses:

                                               4th Qtr               3rd Qtr                 4th Qtr
(In thousands)                                  1996                   1996                   1995
                                          -----------------      -----------------      -----------------
Provision for credit losses                  $   4,000              $  20,000              $   3,000
                                          =================      =================      =================
Net charge-offs                              $   3,776              $   8,967              $  15,767
                                          =================      =================      =================
Allowance for credit losses at
    period end                               $ 350,358              $ 350,327              $ 300,593
                                          =================      =================      =================

The provision for credit losses was $4.0 million and $3.0 million in the fourth quarters of 1996 and 1995, respectively, and $20.0 million in the third quarter of 1996. While no specific credit concerns existed in the third quarter, management considered the increased provision for credit losses recorded in that period to be prudent in the context of increased domestic and international exposures. Net charge-offs in the fourth quarter of 1996 declined by $5.2 million from the third quarter of 1996 and $12.0 million from the fourth quarter of 1995.

The following table presents non-accrual loans and other non-performing assets at periods ended:

                                              Dec 31,                   Sept 30,                Dec 31,
(In thousands)                                 1996                       1996                   1995
                                        --------------------       ------------------     ------------------
 Non-accrual loans                           $105,093                   $111,954                $67,872
 Other real estate owned                       36,278                     39,443                 31,329
                                        --------------------       ------------------     ------------------
 Total non-performing assets                  141,371                    151,397                $99,201
                                                                                          ==================
 Less: FDIC loss-sharing  (1)<F1>             (52,359)                   (53,209)
                                        --------------------       ------------------
 Total                                       $ 89,012                   $ 98,188
                                        ====================       ==================

<F1>(1)Represents the carrying value of non-performing assets acquired in the CrossLand transaction that are covered by a loss-sharing agreement with the Federal Deposit Insurance Corporation. The agreement expires on June 30, 1998. The covered amounts were $56.4 million and $56.2 million at December 31 and September 30, 1996, respectively.

Other operating income
----------------------

Total other operating income rose to $119.9 million in the fourth quarter of 1996, compared to $97.0 million in the fourth quarter of last year, primarily from higher levels of trading income. Other operating income was $109.8 million in the third quarter of 1996.

Income from trading activities was $44.5 million in the fourth quarter of 1996, compared to $25.5 million in the fourth quarter of 1995. This increase primarily reflects the addition of the emerging markets trading unit together with an improvement in the volume of the derivatives trading business in the current quarter from levels experienced in the prior year. In 1996, precious metals revenues shifted out of income from precious metals and into interest income as precious metals activities became net providers of funds to the bank instead of net users of funds as in prior years. Total trading results were $43.5 million in the third quarter of 1996.

Net investment securities gains in the fourth quarter of 1996 were $7.8 million, compared to $16.4 million in the fourth quarter of last year and $5.6 million in the third quarter of 1996. The fourth quarter 1995 net gain included $9.8 million related to sales of emerging market securities. Net gains on loans sold or held for sale were $0.6 million in the fourth quarter of 1996, compared to $2.9 million in the fourth quarter of 1995.

Commission income, which consists primarily of fees for the issuance of letters of credit, the creation of acceptances and the collection and transfer of funds, was $18.6 million in the fourth quarter of 1996, compared to $13.9 million in the fourth quarter of 1995 and $18.2 million in the third quarter of 1996. Commission income in the fourth quarter of 1996 improved, compared to the fourth quarter of 1995, due to increases in levels of activity in letters of credit, securities clearance, funds transfer and the shipment of U.S.-dollar denominated bank notes.

Equity in the earnings of Safra Republic Holdings S.A. ("SRH"), a European international private banking group of which the corporation owns approximately 49 percent, increased to $25.1 million in the fourth quarter of 1996, compared to $20.8 million in the corresponding quarter of 1995 and $23.8 million in the third quarter of 1996. The client accounts of SRH, both on- and off-balance-sheet, increased to $22.6 billion at December 31, 1996 from $16.8 billion at December 31, 1995 and $20.8 billion at September 30, 1996. As previously announced, SRH has agreed to acquire Mercury Bank AG, a Swiss private bank that specializes in investment management services. Upon the completion of this acquisition, which is pending receipt of Swiss and Luxembourg regulatory approvals, SRH client accounts will total approximately $25 billion.

Other income, which consists primarily of service charges on deposit accounts, trust income and other income from factoring and overseas locations, was $23.3 million in the fourth quarter of 1996, compared to $17.6 million in the fourth quarter of 1995 and $20.1 million in the third quarter of 1996. Included in the fourth quarter and third quarter of 1996 were net gains on the sale of other real estate owned of $1.7 million and $2.3 million, respectively. Also included in the fourth quarter of 1996 are $2.1 million in loan prepayment fees. The fourth quarter of 1995 included $2.4 million of income from the sale of an equipment lease.

Other operating expenses
------------------------

Total operating expenses were $207.2 million in the fourth quarter of 1996, compared to $169.2 million in the fourth quarter of 1995 and $198.3 million in the third quarter of 1996. Included in the fourth quarter of 1995 are approximately $3.4 million of expenses as a result of a previously described conversion of operations to a current basis.

During 1996, Republic invested in initiatives designed to increase revenues in future periods and in infrastructure to support and control those operations.

Retail banking expenses increased as a result of the acquisitions of CrossLand and branches of First Nationwide Bank FSB and Bank Leumi. Growth in the volumes of mortgages, home equity loans and increased sales of investment products resulted in the payment of additional fees for related services.

Republic continued to invest in broadening the array of investment products, including, in the fourth quarter, an asset allocation product which will be targeted at the retail client. Republic significantly expanded Republic Financial Services to offer full-service and discount securities brokerage to bank business and consumer clients. In the fourth quarter of 1996, Republic Interactive, the electronic front door to Republic, began marketing on-line access to Republic banking services.

Banking subsidiaries in Moscow and Sao Paulo opened for business in the fourth quarter.

Throughout the year, and particularly in the fourth quarter of 1996, Republic continued to invest in trading market services and in advanced risk management systems to support its expanding trading operations. It also increased its investment in the development of new profitability measuring systems which will enable it to efficiently measure and present line of business results.

All of the initiatives described above contributed to the increase in operating expenses from the fourth quarter of 1995 to the fourth quarter of 1996. The increases from the third quarter of 1996 to the fourth quarter of 1996 relate primarily to all of the initiatives except the bank and branch acquisitions.

Salaries and employee benefits were $109.2 million in the fourth quarter of 1996, compared to $90.6 million in the fourth quarter of the previous year and $105.6 million in the third quarter of 1996. The 1996 fourth quarter amount reflects higher staff levels attributable to the above-mentioned acquisitions and recently established operations, as well as the achievement of higher revenue thresholds that required higher provisions for incentive compensation.

Occupancy expense was $17.6 million in the fourth quarter of 1996, compared to $14.4 million in the fourth quarter of 1995 and $20.6 million in the third quarter of 1996. During 1996, the corporation completed the consolidation of 14 retail consumer branches. Included in third quarter 1996 expenses was a one-time charge of $2.0 million incurred in these consolidations.

All other expenses were $80.4 million in the fourth quarter of 1996, $64.2 million in the fourth quarter of 1995 and $72.1 million in the third quarter of 1996. The fourth quarter-to-quarter increase reflects a full quarter of expenses attributable to the CrossLand, First Nationwide and Leumi acquisitions, including increased costs for amortization of goodwill and other intangible assets related to these acquisitions. The increase between the third and fourth quarters of 1996 reflects new initiatives discussed above. Amortization of goodwill and other intangible assets was $7.7 million in the fourth quarter of 1996, $2.6 million in the fourth quarter of 1995 and $7.6 million in the third quarter of 1996.

Income taxes
------------

Income tax expense was $50.8 million in the fourth quarter of 1996, compared to $40.0 million in the fourth quarter of 1995 and $30.3 million in the third quarter of 1996. The effective book income tax rate was 31.9 percent in the fourth quarter of 1996, compared to 29.7 percent in the fourth quarter a year earlier and 22.0 percent in the third quarter of 1996. Included in the third quarter of 1996 was a $12.0 million income tax benefit related to a tax law change.

Capital
-------

The following table presents return on average common stockholders' equity
(ROAE) and return on average total assets (ROAA), based on net income applicable to common stock:

                   4th Qtr        4th Qtr           12 Mos           12 Mos
                    1996           1995              1996             1995
                  --------       --------          --------         --------
ROAE               14.87%         14.56%            15.24%           11.73%
ROAA                0.79%          0.79%             0.80%            0.61%

The book value of the corporation's common stock was $50.01 per share at December 31, 1996.

At December 31, 1996, the corporation's total intangibles were $335 million, of which $275 million was goodwill.

The following table presents capital ratios at periods ending:

                                       Dec 31,               Sept 30,
                                        1996                   1996
                                      ---------             ---------
Common stockholders'
  equity/assets                         5.26%                  5.24%
Leverage                                5.85%*<F1>             5.26%
Tier 1 "core"-risk adjusted            14.05%*<F1>            12.86%
Total capital-risk adjusted            23.75%*<F1>            22.03%

<F1>* Estimated

The corporation's leverage ratio (Tier 1 capital to quarterly average assets) and its risk-based capital ratios (Tier 1 and total qualifying capital to risk-weighted assets) include the assets and capital of Safra Republic Holdings on a consolidated basis in accordance with the requirements of the Federal Reserve Board specifically applied to the corporation. These ratios do not reflect the effect on stockholders' equity related to the corporation's portfolio of securities available for sale.

In accordance with regulatory guidelines, the corporation excludes Republic New York Securities Corporation's assets and off-balance-sheet contracts from the above capital calculations. The guidelines also require the corporation to deduct one-half of its investment in this subsidiary from each of Tier 1 and Tier 2 capital.

                                         REPUBLIC NEW YORK CORPORATION
                                      CONSOLIDATED STATEMENTS OF CONDITION
                                             (Dollars in thousands)


                                                                                 December 31,
                                                                   ------------------------------------------
                                                                         1996                     1995
                                                                   -----------------        -----------------
      ASSETS
      ------
      Cash and due from banks                                      $        710,183         $        675,683
      Interest-bearing deposits with banks                                5,909,195                6,094,495
      Precious metals                                                     1,231,319                1,250,038

      Securities held to maturity                                         8,135,068                4,487,022
      Securities available for sale                                      13,040,445               11,751,523
                                                                   -----------------        -----------------
               Total investment securities                               21,175,513               16,238,545

      Trading account assets                                              4,807,788                4,035,606
      Federal funds sold and securities purchased
         under resale agreements                                          2,109,109                1,749,268
      Loans, net of unearned income                                      11,721,936                9,843,960
      Allowance for possible credit losses                                 (350,358)                (300,593)
      Customers' liability on acceptances                                   938,615                  818,007
      Accounts receivable and accrued interest                            2,108,318                1,946,077
      Investment in affiliate                                               806,274                  722,466
      Premises and equipment                                                469,231                  436,771
      Other assets                                                          661,728                  371,231
                                                                   -----------------        -----------------
               Total assets                                        $     52,298,851         $     43,881,554
                                                                   =================        =================

      LIABILITIES AND STOCKHOLDERS' EQUITY
      ------------------------------------
      Noninterest-bearing deposits:
         In domestic offices                                       $      2,296,267         $      1,740,035
         In foreign offices                                                 177,675                  160,133
      Interest-bearing deposits:
         In domestic offices                                             12,559,554                8,471,452
         In foreign offices                                              16,692,083               14,548,013
                                                                   -----------------        -----------------
               Total deposits                                            31,725,579               24,919,633

      Trading account liabilities                                         4,402,085                3,719,651
      Short-term borrowings                                               5,446,841                3,890,768
      Acceptances outstanding                                               939,598                  819,766
      Accounts payable and accrued expenses                               1,405,822                2,840,048
      Due to factored clients                                               604,686                  528,684
      Other liabilities                                                     218,910                  193,645
      Long-term debt                                                      1,498,710                1,555,111
      Subordinated long-term debt and perpetual
         capital notes                                                    2,400,000                2,406,440
      Company-obligated manditorily redeemable capital
        securities of subsidiary trusts holding solely junior
        subordinated debt securities                                        350,000                     -

      Stockholders' equity:
         Cumulative preferred stock, no par value
             8,502,308 shares outstanding in 1996 and
             8,502,500 in 1995                                              555,800                  575,000
         Common stock, $5 par value 150,000,000 shares
             authorized; 55,009,549 shares outstanding
             in 1996 and 56,259,563 in 1995                                 275,048                  281,298
         Surplus                                                            502,425                  590,008
         Retained earnings                                                1,918,880                1,636,264
         Net unrealized appreciation (depreciation) on
             securities available for sale, net of taxes                     54,467                  (74,762)
                                                                   -----------------        -----------------
               Total stockholders' equity                                 3,306,620                3,007,808
                                                                   -----------------        -----------------
               Total liabilities and stockholders' equity          $     52,298,851         $     43,881,554
                                                                   =================        =================

                                                REPUBLIC NEW YORK CORPORATION
                                              CONSOLIDATED STATEMENTS OF INCOME
                                             (In thousands except per share data)
                                                                     Year Ended                Three Months Ended
                                                                    December 31,                  December 31,
                                                             ----------------------------  ---------------------------
                                                                1996            1995          1996           1995
                                                             ------------   -------------  ------------   ------------
INTEREST INCOME:
Interest and fees on loans                                   $   919,230     $   749,719   $   244,918    $   202,266
Interest on deposits with banks                                  376,030         526,185        81,296        112,283
Interest and dividends on investment securities:
  Taxable                                                      1,279,226         927,740       345,462        251,720
  Exempt from federal income taxes                                93,257          89,744        21,784         21,930
Interest on trading account assets                                67,279          55,736        17,603         15,762
Interest on federal funds sold and securities
  purchased under resale agreements                               98,061          97,547        28,578         34,338
                                                             ------------   -------------  ------------   ------------
     Total interest income                                     2,833,083       2,446,671       739,641        638,299
                                                             ------------   -------------  ------------   ------------

INTEREST EXPENSE:
Interest on deposits                                           1,282,205       1,138,075       329,761        293,923
Interest on short-term borrowings                                333,075         218,804        94,254         68,589
Interest on long-term debt and capital securities                255,618         270,893        64,926         65,693
                                                             ------------   -------------  ------------   ------------
     Total interest expense                                    1,870,898       1,627,772       488,941        428,205
                                                             ------------   -------------  ------------   ------------

NET INTEREST INCOME                                              962,185         818,899       250,700        210,094
Provision for credit losses                                       32,000          12,000         4,000          3,000
                                                             ------------   -------------  ------------   ------------
Net interest income after provision for
  credit losses                                                  930,185         806,899       246,700        207,094
                                                             ------------   -------------  ------------   ------------

OTHER OPERATING INCOME:
Income from precious metals                                       24,700          38,049         6,467          3,709
Foreign exchange trading income                                   98,165         113,051        24,269         22,769
Trading account profits (losses) and commissions                  52,941          24,746        13,752           (955)
Investment securities gains, net                                  23,247          25,663         7,803         16,371
Net gain on loans sold or held for sale                              974           6,765           624          2,853
Commission income                                                 71,393          56,935        18,559         13,867
Equity in earnings of affiliate                                   93,418          79,481        25,147         20,783
Other income                                                      81,277          68,191        23,262         17,604
                                                             ------------   -------------  ------------   ------------
     Total other operating income                                446,115         412,881       119,883         97,001
                                                             ------------   -------------  ------------   ------------

OTHER OPERATING EXPENSES:
Salaries                                                         256,002         237,414        66,210         60,310
Employee benefits                                                164,099         144,202        42,993         30,335
Occupancy, net                                                    72,692          57,975        17,606         14,433
Restructuring and related charges                                    -           120,000           -              -
Other expenses                                                   292,961         262,074        80,415         64,150
                                                             ------------   -------------  ------------   ------------
     Total other operating expenses                              785,754         821,665       207,224        169,228
                                                             ------------   -------------  ------------   ------------

INCOME BEFORE INCOME TAXES                                       590,546         398,115       159,359        134,867
Income taxes                                                     171,706         109,466        50,813         40,010
                                                             ------------   -------------  ------------   ------------
NET INCOME                                                   $   418,840    $    288,649   $   108,546    $    94,857
                                                             ============   =============  ============   ============

NET INCOME APPLICABLE TO COMMON STOCK                        $   387,322    $    252,182   $   100,595    $    86,792
                                                             ============   =============  ============   ============

Net income per common share:
  Primary                                                          $6.97           $4.66         $1.82          $1.54
  Fully diluted                                                    $6.97           $4.59         $1.82          $1.54
Average common shares outstanding:
  Primary                                                         55,595          54,060        55,244         56,214
  Fully diluted                                                   55,595          56,199        55,244         56,318

                                         REPUBLIC NATIONAL BANK OF NEW YORK
                                        CONSOLIDATED STATEMENTS OF CONDITION
                                               (Dollars in thousands)
                                                                                   December 31,
                                                                    ------------------------------------------
                                                                          1996                     1995
                                                                    -----------------        -----------------
      ASSETS
      ------
      Cash and due from banks                                       $        668,596         $        633,621
      Interest-bearing deposits with banks                                 5,811,949                5,962,065
      Precious metals                                                      1,231,319                1,250,038

      Securities held to maturity                                          7,839,329                4,292,649
      Securities available for sale                                       10,894,777               10,036,416
                                                                    -----------------        -----------------
               Total investment securities                                18,734,106               14,329,065

      Trading account assets                                               4,620,335                3,947,294
      Federal funds sold and securities purchased
         under resale agreements                                           2,039,987                1,679,268
      Loans, net of unearned income                                       10,722,022                8,999,601
      Allowance for possible credit losses                                  (326,105)                (274,109)
      Customers' liability on acceptances                                    937,114                  816,683
      Accounts receivable and accrued interest                               707,585                1,051,723
      Investment in affiliate                                                806,274                  722,466
      Premises and equipment                                                 405,926                  387,589
      Other assets                                                           593,792                  319,425
                                                                    -----------------        -----------------
               Total assets                                         $     46,952,900         $     39,824,729
                                                                    =================        =================

      LIABILITIES AND STOCKHOLDER'S EQUITY
      ------------------------------------
      Noninterest-bearing deposits:
         In domestic offices                                        $      2,182,618         $      1,662,722
         In foreign offices                                                  179,250                  162,085
      Interest-bearing deposits:
         In domestic offices                                              12,354,338                8,287,291
         In foreign offices                                               17,325,808               15,213,910
                                                                    -----------------        -----------------
               Total deposits                                             32,042,014               25,326,008

      Trading account liabilities                                          4,314,640                3,719,639
      Short-term borrowings                                                3,579,807                2,873,499
      Acceptances outstanding                                                938,097                  818,441
      Accounts payable and accrued expenses                                  795,743                2,161,828
      Other liabilities                                                      142,869                  127,340
      Long-term debt                                                       1,390,226                1,355,111
      Subordinated long-term debt, primarily with parent                     575,000                  681,440

      Stockholder's equity:
         Common stock, $100 par value 4,800,000 shares
             authorized; 4,000,000 shares outstanding
             in 1996 and 3,550,000 in 1995                                   400,000                  355,000
         Surplus                                                           1,631,834                1,492,278
         Retained earnings                                                 1,109,513                  990,194
         Net unrealized appreciation (depreciation) on
             securities available for sale, net of taxes                      33,157                  (76,049)
                                                                    -----------------        -----------------
               Total stockholder's equity                                  3,174,504                2,761,423
                                                                    -----------------        -----------------
               Total liabilities and stockholder's equity           $     46,952,900         $     39,824,729
                                                                    =================        =================

REPUBLIC NEW YORK CORPORATION
AVERAGE BALANCES, NET INTEREST DIFFERENTIAL,
AVERAGE RATES EARNED AND PAID
(Fully taxable equivalent basis)
(Dollars in thousands)
                                                                                Quarter Ended
                                                 ----------------------------------------------------------------------------
                                                          December 31, 1995                          March 31, 1996
                                                 -----------------------------------      -----------------------------------
                                                                            Average                                  Average
                                                                Interest     Rates                       Interest     Rates
                                                    Average     Income/     Earned/         Average      Income/     Earned/
                                                    Balance     Expense      Paid           Balance      Expense      Paid
                                                 ------------  ----------  ---------      ------------  ----------  ---------
Interest-earning assets:
 Interest-bearing deposits with banks.........   $ 6,039,098    $112,283       7.38%      $ 5,940,713    $103,018       6.97%
 Investment securities:(1)<F1>
  Taxable.....................................    13,729,920     251,720       7.27        16,300,804     290,778       7.17
  Exempt from federal income taxes............     1,376,399      30,211       8.71         1,547,892      32,255       8.38
                                                 ------------  ----------                 ------------  ----------
   Total investment securities................    15,106,319     281,931       7.40        17,848,696     323,033       7.28
 Trading account assets(2)<F2>................     1,149,136      15,762       5.44         1,011,774      14,659       5.83
 Federal funds sold and securities
  purchased under resale agreements...........     2,109,420      34,338       6.46         1,226,349      17,781       5.83
 Loans, net of unearned income:
  Domestic offices............................     7,078,604     146,639       8.22         7,974,773     162,573       8.20
  Foreign offices.............................     3,199,842      55,627       6.90         3,197,212      52,960       6.66
                                                 ------------  ----------                 ------------  ----------
   Total loans, net of unearned income........    10,278,446     202,266       7.81        11,171,985     215,533       7.76
                                                 ------------  ----------                 ------------  ----------
   Total interest-earning assets..............    34,682,419    $646,580       7.40%       37,199,517    $674,024       7.29%
                                                               ==========  =========                    ==========  =========

Cash and due from banks.......................       633,116                                  727,158
Other assets..................................     8,230,421                                8,102,801
                                                 ------------                             ------------
   Total assets...............................   $43,545,956                              $46,029,476
                                                 ============                             ============


Interest-bearing funds:
 Consumer and other time deposits.............    $7,583,024     $80,784       4.23%       $9,802,068    $100,793       4.14%
 Certificates of deposit......................       858,534      11,754       5.43           747,108       9,348       5.03
 Deposits in foreign offices..................    13,613,388     201,385       5.87        13,287,239     193,361       5.85
                                                 ------------  ----------                 ------------  ----------
   Total interest-bearing deposits............    22,054,946     293,923       5.29        23,836,415     303,502       5.12
 Trading account liabilities(2)<F2>...........        28,529         510       7.09            59,831         972       6.53
 Short-term borrowings........................     5,258,556      68,079       5.14         6,043,980      74,362       4.95
 Total long-term debt and capital securities       4,012,247      65,693       6.50         3,923,446      63,725       6.53
                                                 ------------  ----------                 ------------  ----------
   Total interest-bearing funds...............    31,354,278    $428,205       5.42%       33,863,672    $442,561       5.26%
                                                               ==========  =========                    ==========  =========
Noninterest-bearing deposits:
 In domestic offices..........................     1,611,414                                1,810,408
 In foreign offices...........................       124,381                                  134,439
Other liabilities.............................     7,516,317                                7,200,682
Stockholders' equity:
 Preferred stock..............................       575,000                                  575,000
 Common stockholders' equity..................     2,364,566                                2,445,275
                                                 ------------                             ------------
   Total stockholders' equity.................     2,939,566                                3,020,275
                                                 ------------                             ------------
   Total liabilities and stockholders' equity..  $43,545,956                              $46,029,476
                                                 ============                             ============


Interest income/earning assets................                  $646,580       7.40%                     $674,024       7.29%
Interest expense/earning assets...............                   428,205       4.90                       442,561       4.79
Net interest differential.....................                 ----------  ---------                    ----------  ---------
                                                                $218,375       2.50%                     $231,463       2.50%
                                                               ==========  =========                    ==========  =========

                                                                                Quarter Ended
                                                 ----------------------------------------------------------------------------
                                                            June 30, 1996                          September 30, 1996
                                                 -----------------------------------      -----------------------------------
                                                                            Average                                  Average
                                                                Interest     Rates                       Interest     Rates
                                                    Average     Income/     Earned/         Average      Income/     Earned/
                                                    Balance     Expense      Paid           Balance      Expense      Paid
                                                 ------------  ----------  ---------      ------------  ----------  ---------
Interest-earning assets:
 Interest-bearing deposits with banks.........   $ 5,754,785    $ 99,790       6.97%      $ 5,906,911    $ 91,926       6.19%
 Investment securities:(1)<F1>
  Taxable.....................................    17,818,852     318,086       7.18        18,300,015     324,900       7.06
  Exempt from federal income taxes............     1,545,833      32,079       8.35         1,490,059      31,681       8.46
                                                 ------------  ----------                 ------------  ----------
   Total investment securities................    19,364,685     350,165       7.27        19,790,074     356,581       7.17
 Trading account assets(2)<F2>................     1,223,718      17,591       5.78         1,168,008      17,426       5.94
 Federal funds sold and securities
  purchased under resale agreements...........     1,790,545      23,837       5.35         2,012,720      27,865       5.51
 Loans, net of unearned income:
  Domestic offices............................     8,240,550     164,664       8.04         8,384,193     171,023       8.11
  Foreign offices.............................     3,538,986      58,121       6.61         3,775,928      64,971       6.85
                                                 ------------  ----------                 ------------  ----------
   Total loans, net of unearned income........    11,779,536     222,785       7.61        12,160,121     235,994       7.72
                                                 ------------  ----------                 ------------  ----------
   Total interest-earning assets..............    39,913,269    $714,168       7.20%       41,037,834    $729,792       7.07%
                                                               ==========  =========                    ==========  =========

Cash and due from banks.......................       731,293                                  705,730
Other assets..................................     7,672,774                                7,667,665
                                                 ------------                             ------------
   Total assets...............................   $48,317,336                              $49,411,229
                                                 ============                             ============


Interest-bearing funds:
 Consumer and other time deposits.............   $11,141,148    $109,012       3.94%      $11,148,550    $110,114       3.93%
 Certificates of deposit......................       821,597      10,282       5.03         1,087,844      13,577       4.97
 Deposits in foreign offices..................    14,781,369     207,612       5.65        15,078,686     198,345       5.23
                                                 ------------  ----------                 ------------  ----------
   Total interest-bearing deposits............    26,744,114     326,906       4.92        27,315,080     322,036       4.69
 Trading account liabilities(2)<F2>...........        91,496       1,952       8.58           259,863       4,546       6.96
 Short-term borrowings........................     6,094,595      73,488       4.85         6,784,006      83,501       4.90
 Total long-term debt and capital securities..     3,946,672      61,707       6.29         4,101,227      65,260       6.33
                                                 ------------  ----------                 ------------  ----------
   Total interest-bearing funds...............    36,876,877    $464,053       5.06%       38,460,176    $475,343       4.92%
                                                               ==========  =========                    ==========  =========

Noninterest-bearing deposits:
 In domestic offices..........................     1,957,276                                2,099,582
 In foreign offices...........................       153,574                                  120,752
Other liabilities.............................     6,268,737                                5,612,465
Stockholders' equity:
 Preferred stock..............................       575,000                                  575,000
 Common stockholders' equity..................     2,485,872                                2,543,254
                                                 ------------                             ------------
   Total stockholders' equity.................     3,060,872                                3,118,254
                                                 ------------                             ------------
   Total liabilities and stockholders' equity..  $48,317,336                              $49,411,229
                                                 ============                             ============


Interest income/earning assets................                  $714,168       7.20%                     $729,792       7.07%
Interest expense/earning assets...............                   464,053       4.68                       475,343       4.60
Net interest differential.....................                 ----------  ---------                    ----------  ---------
                                                                $250,115       2.52%                     $254,449       2.47%
                                                               ==========  =========                    ==========  =========

                                                            Quarter Ended
                                                 -----------------------------------
                                                          December 31, 1996
                                                 -----------------------------------
                                                                            Average
                                                                Interest     Rates
                                                    Average     Income/     Earned/
                                                    Balance     Expense      Paid
                                                 ------------  ----------  ---------
Interest-earning assets:
 Interest-bearing deposits with banks.........   $ 5,190,003    $ 81,296       6.23%
 Investment securities:(1)<F1>
  Taxable.....................................    19,160,641     345,462       7.17
  Exempt from federal income taxes............     1,463,276      29,191       7.94
                                                 ------------  -----------
   Total investment securities................    20,623,917     374,653       7.23
 Trading account assets(2)<F2>................     1,221,782      17,603       5.73
 Federal funds sold and securities
  purchased under resale agreements...........     2,060,396      28,578       5.52
 Loans, net of unearned income:
  Domestic offices............................     8,714,159     175,186       8.00
  Foreign offices.............................     4,081,954      69,732       6.80
                                                 ------------  ----------
   Total loans, net of unearned income........    12,796,113     244,918       7.61
                                                 ------------  ----------
   Total interest-earning assets..............    41,892,211    $747,048       7.09%
                                                               ==========  =========

Cash and due from banks.......................       748,582
Other assets..................................     8,105,572
                                                 ------------
   Total assets...............................   $50,746,365
                                                 ============


Interest-bearing funds:
 Consumer and other time deposits.............   $11,089,384    $110,497       3.96%
 Certificates of deposit......................     1,462,261      18,411       5.01
 Deposits in foreign offices..................    15,417,782     200,853       5.18
                                                 ------------  ----------
   Total interest-bearing deposits............    27,969,427     329,761       4.69
 Trading account liabilities(2)<F2>...........       268,320       4,371       6.48
 Short-term borrowings........................     7,321,676      89,883       4.88
 Total long-term debt and capital securities..     4,103,689      64,926       6.29
                                                 ------------  ----------
   Total interest-bearing funds...............    39,663,112    $488,941       4.90%
                                                               ==========  =========

Noninterest-bearing deposits:
 In domestic offices..........................     2,213,503
 In foreign offices...........................       144,765
Other liabilities.............................     5,460,550
Stockholders' equity:
 Preferred stock..............................       573,748
 Common stockholders' equity..................     2,690,687
                                                 ------------
   Total stockholders' equity.................     3,264,435
                                                 ------------
   Total liabilities and stockholders' equity..  $50,746,365
                                                 ============


Interest income/earning assets................                  $747,048       7.09%
Interest expense/earning assets...............                   488,941       4.64
Net interest differential.....................                 ----------  ---------
                                                                $258,107      2.45%
                                                               ==========  =========

<F1>(1) Based on amortized or historic cost with the mark-to-market adjustment on securities available for sale included in other assets.
<F2>(2) Excludes non-interest bearing balances, which are included in other assets or other liabilities, respectively.